EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ  07511-0269
(973) 942-1111     Fax (973) 942-9816
www.greatercommunity.com

Greater Community Bancorp Reports Second Quarter 2007 EPS of $0.35

TOTOWA, NJ, July 18, 2007 – Greater Community Bancorp (Nasdaq: GFLS) (the “Company”) announced net income for the second quarter of 2007 of $3.0 million, increasing $0.8 million or 39.9% from the $2.1 million reported for the second quarter of 2006.  Diluted earnings per share were $0.35, compared with $0.25 per share reported for the prior-year second quarter.

Earnings for the quarter included partial recovery of a state income tax liability that was recognized in the fourth quarter of 2006. The recovery, which included related interest on taxes, amounted to $1.8 million net of federal income tax.  The Company previously announced that it had mitigated and extinguished the tax liability as a result of satisfying all disclosure and filing requirements under voluntary disclosure agreements with the NJ Division of Taxation. Also included in the quarterly earnings results was a charge taken for unamortized trust preferred securities issuance costs of approximately $0.5 million, net of income taxes, related to the previously announced redemption of all of the outstanding 8.45% trust preferred securities issued in 2002 by GCB Capital Trust II, a Delaware statutory trust sponsored by the Company.

Anthony M. Bruno, Jr., Chairman, President and CEO, noted, "The net effect of these two items was a $0.15 increase in diluted earnings per share for the quarter.  Excluding consideration of the items, diluted earnings per share were $0.20, which was comparable with the first quarter of this year”.

For the second quarter 2007, net interest income totaled $7.8 million, decreasing $0.3 million compared to a year ago. The provision for loan and lease losses was $0.3 million for both the current and prior year quarters. Non-interest income totaled $1.4 million, compared to $1.5 million for the second quarter of 2006. Non-interest expense of $6.5 million for the quarter increased $0.3 million or 5.3% from a year ago. The provision for income taxes for the second quarter reflected a net recovery of $0.6 million, compared with a provision of $1.0 million for the same period a year ago.

Mr. Bruno commented, “In the past quarter we continued to be affected by the inversion of the interest rate yield curve which is compressing our net interest margin. Specifically, the inverted yield curve has put upward pressure on deposit rates while also reducing our ability to price loans at rates that would allow us to increase the yield on our portfolio faster than the increase in our cost of funds. For the second quarter of 2007, interest income increased 13.6% from a year ago while interest expense increased 39.6%, and the net interest margin was 3.47% compared to 4.02% for the same period a year ago. This is despite having grown our loans and leases by $68.3 million or 9.9% over the past year.

 “Although these are conditions affecting the banking industry as a whole, we recognize that they call for a special effort and dedication on the part of our experienced management and staff. As a result, we have instituted changes to our strategic plan to include new initiatives focusing on higher-yielding loans, lower-costing core deposits and opportunities to increase fee income. In addition, we have aggressively initiated measures to manage our operating costs in this period of declining interest margins. We are confident that these new initiatives, in conjunction with all of our strategic goals, will lead us to operate effectively as a $1 billion bank uniquely positioned to acquire greater market share and return greater shareholder value”.

At June 30, 2007, total assets were $970.4 million, up $19.4 million since December 31, 2006 and $87.2 million from a year ago, representing annualized growth of 2.0% and 9.9%, respectively. Loans and leases totaled $760.6 million as of June 30, 2007, increasing $13.0 million in the current quarter and $68.3 million from a year ago. Total deposits increased $34.0 million since December 31, 2006, totaling $761.3 million at June 30, 2007, growing at an annualized rate of 9.3%. Shareholders' equity totaled $69.7 million as of June 30, 2007, compared to $67.6 million at December 31, 2006. At June 30, 2007, non-performing assets were 0.25% of total assets, compared to

0.15% at December 31, 2006. Net charge-offs for the six months ended June 30, 2007 were $63,000, or an annualized 0.02% of average loans and leases, and the allowance for loan and lease losses at period-end was 1.39% of total loans and leases.

In June, the Company’s Board of Directors declared a $0.145 per share quarterly cash dividend, representing an annualized cash dividend of $0.58 per share, and also declared a 2.5% stock dividend which is payable in September, 2007.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Passaic, Bergen, and Morris through its state-chartered commercial bank subsidiary, Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to small businesses and consumers, and operates an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank-guaranteed, and are subject to risk and may lose value). The Company offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and also offers title insurance and settlement services through its Greater Community Title, LLC subsidiary and personal income tax return preparation services through its Greater Community Tax Services, LLC subsidiary.  Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate. For additional information about Greater Community Bancorp and its subsidiaries visit www.greatercommunity.com or call 973-942-1111.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements, resolution of tax reviews, and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp

Greater Community Bancorp
Consolidated Balance Sheets
(dollars in thousands, except per share data)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
CASH AND DUE FROM BANKS - Non interest-bearing	$20,657	$22,269
FEDERAL FUNDS SOLD	21,000	31,600
Total cash and cash equivalents	41,657	53,869
DUE FROM BANKS - Interest-bearing	11,619	26,359
INVESTMENT SECURITIES - Available-for-sale	83,029	64,942
INVESTMENT SECURITIES - Held-to-maturity (aggregate fair values of
$23,328 and $36,225 at June 30, 2007 and December 31, 2006, respectively)	23,859	36,391
Total investment securities	106,888	101,333
LOANS AND LEASES, net of unearned income	760,641	721,430
Less: Allowance for loan and lease losses	(10,603)	(10,022)
Net loans and leases	750,038	711,408
PREMISES AND EQUIPMENT, net	11,898	10,599
ACCRUED INTEREST RECEIVABLE	4,337	4,091
OTHER REAL ESTATE OWNED, net	349	349
BANK-OWNED LIFE INSURANCE	15,706	15,477
GOODWILL	11,574	11,574
OTHER ASSETS	16,296	15,910
TOTAL ASSETS	$970,362	$950,969

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
Non interest-bearing	$170,652	$169,013
Interest-bearing checking	91,289	103,853
Money market	239,922	191,912
Savings	67,080	68,659
Time deposits less than $100	121,448	119,470
Time deposits $100 and over	70,887	74,405
Total deposits	761,278	727,312
FEDERAL FUNDS PURCHASED	-	10,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	7,800	8,246
FHLB ADVANCES	96,000	96,000
SUBORDINATED DEBENTURES	24,743	24,743
ACCRUED INTEREST PAYABLE	4,134	3,191
OTHER LIABILITIES	6,678	13,902
Total liabilities	900,633	883,394
SHAREHOLDERS' EQUITY:
Common stock, par value $0.50 per share: 20,000,000 shares authorized, 8,462,127 and
8,402,842 shares outstanding at June 30, 2007 and December 31, 2006, respectively	4,219	4,201
Additional paid-in capital	59,199	58,633
Retained earnings	6,238	3,963
Accumulated other comprehensive income	73	778
Total shareholders' equity	69,729	67,575
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$970,362	$950,969

Greater Community Bancorp
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
INTEREST INCOME:
Loans and leases	$13,185	$11,851	$25,800	$23,459
Investment securities	1,343	1,361	2,737	2,756
Federal funds sold and deposits with banks	671	167	1,276	496
Total interest income	15,199	13,379	29,813	26,711

INTEREST EXPENSE:
Deposits	5,646	3,740	10,696	7,217
Short-term borrowings	1,273	1,074	2,640	2,132
Long-term borrowings	507	507	1,014	1,014
Total interest expense	7,426	5,321	14,350	10,363

NET INTEREST INCOME	7,773	8,058	15,463	16,348

PROVISION FOR LOAN AND LEASE LOSSES	331	314	644	314
Net interest income after provision for loan and lease losses	7,442	7,744	14,819	16,034

NON-INTEREST INCOME:
Service charges on deposit accounts	633	739	1,314	1,417
Commissions and fees	339	323	657	600
Loan fee income	197	165	435	282
Gain on sale of loans	56	-	56	-
Gain on sale of investment securities	19	-	160	28
Bank-owned life insurance	93	115	229	236
All other income	101	199	207	310
Total non-interest income	1,438	1,541	3,058	2,873

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,714	3,910	7,460	7,308
Occupancy and equipment	1,058	916	2,034	1,827
Regulatory, professional and other fees	1,346	547	1,888	1,109
Computer services	224	201	477	443
Office expenses	319	211	567	529
Interest on taxes (recovery)	(635)	-	(515)	-
Other operating expenses	523	435	1,118	964
Total non-interest expense	6,549	6,220	13,029	12,180

INCOME BEFORE PROVISION FOR INCOME TAXES	2,331	3,065	4,848	6,727
PROVISION FOR INCOME TAXES (RECOVERY)	(627)	951	162	2,151

NET INCOME	$2,958	$2,114	$4,686	$4,576

Weighted average shares outstanding - Basic	8,458	8,341	8,442	8,322
Weighted average shares outstanding - Diluted	8,475	8,378	8,462	8,357

Earnings per share - Basic	$0.35	$0.25	$0.56	$0.55
Earnings per share - Diluted	$0.35	$0.25	$0.55	$0.55

Greater Community Bancorp

	Three Months Ended		Six Months Ended
	June 30,		June 30,
SELECTED FINANCIAL DATA	2007	2006	2007	2006
(dollars in thousands, except per share data, unaudited)

Earnings
Net interest income	$7,773	$8,058	$15,463	$16,348
Provision for loan and lease losses	331	314	644	314
Non-interest income	1,438	1,541	3,058	2,873
Non-interest expense	6,549	6,220	13,029	12,180
Net income	2,958	2,114	4,686	4,576
Per Share Data[1]
Earnings per share - basic	$0.35	$0.25	$0.56	$0.55
Earnings per share - diluted	0.35	0.25	0.55	0.55
Book value per share	8.24	8.06	8.24	8.01
Cash dividend declared	0.145	0.137	0.285	0.264
Performance Ratios
Return on average assets	1.22%	0.97%	0.98%	1.04%
Return on average equity	17.39%	12.57%	13.91%	13.85%
Net interest margin (tax equivalent basis)	3.47%	4.02%	3.52%	4.05%
Efficiency ratio	69.94%	64.80%	69.65%	63.46%

			As of June 30,
SELECTED BALANCE SHEET DATA & RATIOS			2007	2006
(dollars in thousands, unaudited)

Period-end Balances
Total assets			$970,362	$950,969
Total loans and leases, net of unearned income			760,641	721,430
Total deposits			761,278	727,312
Total shareholders' equity			69,729	67,575
Capital & Liquidity
Shareholders' equity/ total assets			7.19%	7.11%
Average loans and leases/ average deposits			99.92%	99.19%
Asset Quality
Net loan and lease charge-offs/ average loans and leases			0.01%	0.03%
Nonperforming assets + 90 days past due/ total assets			0.25%	0.15%
Allowance for loan and lease losses/ total loans and leases			1.39%	1.39%

[1] Adjusted retroactively for stock dividends.